Exhibit 10.21

February 4, 2005

Personal and Confidential

Sean M. Gore
20111 Kindle Oaks Drive
Katy, Texas  77450

Dear Sean,

I am pleased to formalize this offer of employment.  As we discussed, the terms and conditions of the offer are as follows:

Company	U.S. Concrete, Inc.

Location	OFRC, Houston, Texas

Start Date	February 15, 2005

Position	Director, Business Development (reporting to Robert Hardy, CFO)

Base Salary	$175,000 per year, payable on a semi-monthly basis.

Annual Bonus

Your target and maximum bonus opportunities are 35% and 70%, respectively, of your annual base salary.  The annual bonus is based on overall company, business unit and individual performance and is paid in the year after it is earned, subject to Board approval.  The bonus plan is currently under review and it is possible the final target and maximum bonus percentages will vary form the percentages specified above.

Restricted Stock	You will receive 10,000 shares of U.S. Concrete, Inc. restricted stock. The shares will pro-rata vest over four years from the date of the grant, so long as you are employed on each vesting date.

Severance Pay

Should you be terminated involuntarily without cause, you will be eligible to receive severance pay of up to 6 (six) months of your base pay paid on a semi-monthly basis from the date of termination, or until you begin other employment, whichever occurs first.  Receipt of severance pay is contingent upon the signing of an agreement and release.

Vacation	You will be eligible for 4 weeks of vacation in 2005.

Benefits

You will be eligible to participate in all health and welfare benefit programs available to similarly situated U.S. Concrete team members.  A copy of the summary plan descriptions for these programs will be sent to you shortly.  Also, you will be eligible to participate in U.S. Concrete’s 401(k) and Employee Stock Purchase Plan.

As you are aware, federal law requires us to verify your eligibility for employment in the United States.  We will review the customary I-9 documentation at your time of hire.  Please be advised that nothing in this term sheet is intended to create any contract of employment.  If you accept employment with U.S. Concrete, your employment will be on an at-will basis, which means that either you or U.S. Concrete may terminate the employment relationship at any time with or without notice and with or without cause.

Sean, we are extremely pleased to have the opportunity to work with an individual of your capability and reputation.  Please acknowledge your acceptance of this offer by signing in the space below and returning the letter to me.  If you have any questions, do not hesitate to give me a call.

Sincerely,

/s/ Robert Hardy

Robert Hardy
Senior Vice President – CFO
U.S. Concrete

Agreed and Accepted

/s/ Sean M. Gore

Date 2/15/05

*	On February 13, 2006, Mr. Gore’s position was changed to Vice President – Finance.